UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

RCM TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:
Justin W. Chairman, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5061	Keith E. Gottfried, Esq. Alston & Bird LLP 950 F. Street, N.W. Washington, DC 20004-1404 (202) 239-3679

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On November 1, 2013, RCM Technologies, Inc., a Nevada corporation (“RCM” or the “Company”), issued a press release in connection with its solicitation of proxies to be used at the Company’s 2013 Annual Meeting of Stockholders and at any and all adjournments or postponements thereof (the “2013 Annual Meeting”).

Press Release Dated November 1, 2013

Attached hereto as Exhibit 1 is RCM’s press release, dated November 1, 2013, which announced the mailing of definitive proxy materials and included a letter to stockholders encouraging them to vote the WHITE proxy card provided by RCM’s Board of Directors (the “Board”).  In the letter, RCM provided information about its highly qualified and very experienced nominees, and encouraged RCM stockholders to vote for the Board’s nominees and reject the nominees presented by a dissident group of stockholders led by Legion Partners Asset Management, LLC.

Additional Information and Where to Find It

RCM, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from RCM’s stockholders in connection with the 2013 Annual Meeting.  RCM filed a definitive proxy statement with the SEC on October 30, 2013 (the “RCM Proxy Statement”) in connection with the solicitation of proxies for the 2013 Annual Meeting.

STOCKHOLDERS ARE URGED TO READ THE RCM PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is or will be set forth in the RCM Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. Such information can also be found in the following filings with the SEC:

•                  RCM’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, filed with the SEC on February 21, 2013, as amended by Amendment No. 1 thereto, filed with the SEC on April 26, 2013;

•                  RCM’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 30, 2013, filed with the SEC on May 10, 2013, for the fiscal quarter ended June 29, 2013, filed with the SEC on August 8, 2013, and for the fiscal quarter ended September 28, 2013, filed with the SEC on October 30, 2013;

•                  RCM’s Current Reports on Form 8-K filed with the SEC on January 31, 2013, March 12, 2013, May 29, 2013, October 1, 2013, October 21, 2013, and October 30, 2013;

•                  RCM’s preliminary proxy statement for the 2013 Annual Meeting of Stockholders, filed with the SEC on October 18, 2013, as amended on October 24, 2013 and October 29, 2013; and

•                  The RCM Proxy Statement, filed with the SEC on October 30, 2013.

To the extent holdings of RCM’s securities have changed since the amounts shown in the RCM

Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders can obtain, free of charge, copies of the RCM Proxy Statement and any other documents filed by RCM with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at RCM’s website (www.rcmt.com) or by writing to Mr. Kevin Miller, Chief Financial Officer, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ  08109. In addition, copies of the proxy materials may be requested from RCM’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.

Exhibit 1

RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM COMMENCES MAILING OF DEFINITIVE PROXY MATERIALS

AND SENDS LETTER TO STOCKHOLDERS

Recommends Stockholders Vote White Proxy Card To

Support the RCM Board of Directors’ Highly Qualified and Very Experienced Nominees and Reject the Legion Group’s Attempt to Pursue its Self-Interested Agenda

Pennsauken, NJ — November 1, 2013 — RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology, engineering and specialty healthcare services, today announced that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission in connection with its 2013 Annual Meeting of Stockholders, to be held on Thursday, December 5, 2013, at 6:00 p.m., at the offices of Morgan, Lewis & Bockius LLP in Philadelphia, Pennsylvania. RCM has established October 18, 2013 as the record date for stockholders entitled to vote at the 2013 Annual Meeting.

RCM’s Board of Directors has also sent the following letter urging its stockholders to support the Board’s highly qualified and very experienced nominees and reject the Legion Group’s attempt to pursue its self-interested agenda:

Dear Fellow RCM Stockholder:

We have previously mailed you management’s proxy materials for the 2013 Annual Meeting of Stockholders of RCM Technologies, Inc. Since this is an important meeting, we encourage you to read these materials carefully.

At the upcoming 2013 Annual Meeting, you will be asked to make a critical choice:

•                  Allow RCM to continue to build on its strong record of increasing stockholder value by approximately 587% over the past five years and, since 2010, returning close to $20 million in value to our stockholders without compromising our strong balance sheet, financial flexibility and strategic growth trajectory; or

•                  Allow a dissident stockholder group led by Legion Partners Asset Management LLC, an activist investor, which has no significant direct economic interest in RCM, to advance its undisclosed and self-interested agenda by having its hand-picked and problematic nominees elected to your Board.

We believe that there is a very real and stark difference between your Board’s highly qualified and very experienced nominees and the Legion Group’s handpicked nominees. Both of your Board’s nominees have a proven track record of delivering value to public company stockholders and upholding the highest standards of corporate governance. In contrast, one of the Legion Group’s nominees, Bradley S. Vizi, has no such record.  In fact, he has never served as a director or executive of a public company.  Notwithstanding Mr. Vizi’s lack of public company board or management experience, he demanded that he be named lead independent director of RCM as a condition to avoiding a proxy contest. The Legion Group’s other nominee, Roger H. Ballou, is the former President and Chief Executive Officer of one of our largest competitors, CDI Corporation, and presided over CDI at a time when it was the target of a number of governmental investigations that caused CDI to have to pay millions in fines and/or settlements. In 2010, Mr. Ballou orchestrated CDI’s unsuccessful hostile takeover of RCM for $5.20 per share, which if successful would have deprived you of the approximately 25% increase in stockholder value that your Board and management team have achieved since then. In January 2011, less than a year after Mr. Ballou’s failed bid for RCM, Mr. Ballou and CDI agreed that he would resign as CDI’s President and CEO (and from his membership on the CDI Board) as soon as a successor CEO was identified.

PROTECT YOUR INVESTMENT BY

VOTING THE WHITE PROXY CARD TODAY

Your Board of directors strongly urges you to protect your investment and support your Board by re-electing your Board’s two (2) independent, experienced and highly qualified nominees, Michael E.S. Frankel and Robert B. Kerr, by voting the enclosed WHITE proxy card by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided. This may be the most important vote you have ever made regarding RCM and its future.

You may receive a proxy statement and a GOLD proxy card from the Legion Group and its dissident nominees. We urge you to disregard and discard any GOLD proxy card or voting instruction card and to sign and return only the enclosed WHITE proxy card.  Even a WITHHOLD vote with respect to the Legion Group’s nominees on their GOLD proxy card will cancel any proxy previously given to RCM.  If you previously signed a GOLD proxy card sent to you by the Legion Group, you can revoke that proxy card and vote for your Board’s nominees by voting a new WHITE proxy card.  Only your latest-dated proxy will count.

YOUR BOARD HAS A PROVEN TRACK RECORD OF

ENHANCING VALUE FOR ALL STOCKHOLDERS

Your Board and management team have a proven track record of delivering value to stockholders over the course of economic cycles and a comprehensive plan for improving upon it. They have weathered the difficult economic conditions that began in 2007, and have proven that they have the vision and skills to expand this business and position it for continued success.  Consider the following facts about RCM:

•            Stock price performance. Driving stockholder value is your Board’s top priority and a responsibility that RCM takes very seriously. Despite challenging economic cycles, over the past five years, our share price has increased by approximately 587% during the five years ended October 30, 2013, dramatically outperforming the S&P 500 as evidenced by the chart below:

•            Strong balance sheet: RCM has a strong and healthy balance sheet, allowing it to invest for future growth and return money to stockholders. As of September 28, 2013, RCM had cash, cash equivalents and marketable securities of approximately $13 million.

•            Stock repurchases and dividends. Your Board’s recent authorization of a $5 million stock repurchase program is a reflection of the confidence that our board and management have in RCM’s operating fundamentals, business opportunities and growth prospects. Our latest stock repurchase program and our record over the past three years of returning close to $20 million in value to our stockholders through stock repurchases and a special dividend demonstrates our board’s commitment to taking swift and decisive action to deliver value to our stockholders without compromising our strong balance sheet, financial flexibility and strategic growth trajectory, or our ability to continue investing in our business.

•            Strong corporate governance record: Your Board and management are committed to adhering to the highest corporate governance standards.

•                  Our corporate governance provisions meet or exceed NASDAQ’s requirements, and all of our directors, except for Mr. Kopyt (who is a current member of our management team), are independent under these criteria.

•                  As part of its effort to adopt best practices in corporate governance and be responsive to stockholder input, your Board has taken action to phase out RCM’s classified board structure beginning with the 2013 Annual Meeting, adopt a majority vote standard for the election of directors in uncontested elections, adopt stock ownership guidelines for executive officers and board members and appoint a lead independent director.

YOUR BOARD BELIEVES THERE IS A VERY REAL AND STARK DIFFERENCE

BETWEEN ITS HIGHLY QUALIFIED AND VERY EXPERIENCED NOMINEES

AND THE LEGION GROUP’S HANDPICKED NOMINEES

We believe that there is a very real and stark difference between your Board’s very experienced and highly qualified nominees and the Legion Group’s handpicked nominees. Both of your Board’s nominees, Michael E.S. Frankel and Robert B. Kerr, have a proven track record of serving on and advising public company boards and delivering value to stockholders.  In contrast to your Board’s nominees, Bradley S. Vizi, one of the Legion Group’s nominees and an employee of Legion Partners, is 29 years old and has never served as a member of any public company board or as a public company executive. Despite Mr. Vizi’s complete lack of experience serving on a public company board or any committee thereof, he demanded in settlement discussions that your Board appoint him the lead independent director.

Consider the following about your Board’s two highly qualified and experienced nominees:

•                  Michael E.S. Frankel — would be RCM’s newest independent director with almost two decades of experience serving as an advisor or executive for some of the country’s most prominent public and private companies in areas such as strategic planning, corporate development, mergers and acquisitions and finance as well as extensive experience in corporate governance gained as a public company board member and a nominating and governance committee chair; also a former M&A lawyer and an M&A investment banker; would bring to the RCM Board valuable insight in mergers and acquisitions and business development matters, as well as corporate governance, as your Board continues to execute its growth plan for the benefit of all RCM stockholders.

•                  Robert B. Kerr — currently serves as RCM’s lead independent director and audit committee chair; brings to your Board extensive experience as a former CPA, entrepreneur, advisor on hundreds of merger and acquisition transactions and public company director for almost two decades. Mr. Kerr’s breadth of experiences facilitates his valuable insight in general and, more specifically, his ability to make significant and meaningful contributions to your Board regarding mergers and acquisitions, capital structure and accounting and finance issues.

WE BELIEVE THAT STOCKHOLDERS SHOULD QUESTION THE JUDGMENT

OF THE LEGION GROUP IN THE SELECTION OF ITS NOMINEES

Your Board believes that the two nominees that the Legion Group has proposed for election to your Board are highly problematic, and stockholders should question the judgment of a firm that would put forth such nominees. While the Legion Group will argue that our concerns are nothing more than personal attacks, we disagree.  The backgrounds and experience of the Legion Group’s nominees are critical in assessing whether they are deserving of board seats and will provide additional value to your Board.  In making your voting decisions, we believe you should consider the following:

•                                          Bradley A. Vizi - a 29-year-old employee of Legion Partners with no public company board or management experience. As such, Mr. Vizi has no experience overseeing management, directly developing or implementing strategies to enhance long-term stockholder value and fulfilling the important fiduciary duties owed to stockholders by the directors of a public company. Mr. Vizi also has no experience in the information technology, engineering or health care industry.  In further considering Mr. Vizi’s suitability to serve on your Board, stockholders should consider that Mr. Vizi took the following actions in his discussions with RCM

•  Mr. Vizi demanded that he be immediately named Lead Independent Director - Notwithstanding his complete lack of experience serving as a public company board member, Mr. Vizi insisted during negotiations to avoid a proxy contest at the 2013 Annual Meeting that he was qualified to be named as RCM’s lead independent director.

•  Mr. Vizi insisted that RCM delay the declassification of your Board until the 2014 Annual Meeting - During settlement negotiations to avoid a proxy contest, Mr. Vizi insisted that RCM not declassify your Board until the 2014 Annual Meeting so that Messrs. Vizi and Mr. Ballou could be elected at the 2013 Annual Meeting for a three year-term and could avoid having to stand for re-election until the 2016 Annual Meeting.

•  Mr. Vizi sought a $250,000 payment from RCM to Legion Partners to avoid a proxy contest — During settlement negotiations Mr. Vizi insisted that Legion Partners be reimbursed up to $250,000 for its “expenses” in connection with its activities against RCM.

•                                          Roger H. Ballou - the former Chief Executive Officer of CDI Corporation, one of our competitors.  In further considering Mr. Ballou’s suitability to serve on your Board, stockholders should consider the following with respect to Mr. Ballou:

•  Previous attempt to take control of RCM through a hostile takeover and at an inadequate price — While at CDI, Mr. Ballou orchestrated CDI’s unsuccessful hostile takeover of RCM in 2010.

•                  If Mr. Ballou had succeeded in his efforts to take control of RCM at the inadequate price he offered, $5.20 per share, he would have deprived our stockholders of the approximately 25% increase in value that has been created at RCM since his efforts to take control of RCM failed.

•                  Mr. Ballou’s hostile approach caused RCM an unnecessary distraction and disruption and forced us to incur significant expenses to respond to CDI’s unsolicited acquisition proposal.

•                  In January 2011, less than a year after Mr. Ballou’s failed hostile takeover for RCM, Mr. Ballou and CDI entered into an agreement for him to resign as CDI’s President and CEO (and from his membership on the CDI Board) as soon as a successor CEO was identified.

•                  RCM does not believe it is surprising that, given Mr. Ballou’s previous unsuccessful efforts to acquire control of RCM and his subsequent separation from CDI, he would form a group with Legion Partners so as to further his previous efforts to obtain control of RCM.

•                  Given Mr. Ballou’s past, and very public, activities with regard to seeking control of RCM and trying to force RCM into selling itself to CDI, we are concerned that Mr. Ballou’s presence on your Board could result in perceived uncertainties as to our future direction, instability and lack of continuity which may be exploited by our competitors, cause concern to our current or potential customers, may result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners.

•  Governmental investigations of CDI Corporation — During Mr. Ballou’s tenure as CDI’s President and CEO, CDI was the target of a number of governmental investigations that caused CDI to pay millions of dollars in settlements and fines.

•                  In 2009, the U.S. Department of Justice (DOJ) investigated CDI for potential claims against it under the U.S. False Claims Act. The claims stemmed from alleged mischarging of time on certain federal government projects. To resolve the matter, CDI eventually entered into a settlement with the DOJ and paid out $2.4 million.

•                  Also in 2009, CDI was investigated by the United Kingdom’s Office of Fair Trading for alleged anti-competitive behavior. Ultimately, the United Kingdom’s Office of Fair Trading fined CDI $12.3 million which was later reduced to $2.5 million.

•                  Given the allegations that were made against CDI by the governments of the United States and the United Kingdom during Mr. Ballou’s tenure leading CDI as its President and Chief Executive Officer, RCM believes that, were Mr. Ballou to be elected to your Board, RCM’s efforts to grow its revenue from governmental entities, both in the United States and abroad, could be adversely affected.

•                  Frankly, your Board is deeply troubled by the respective backgrounds of both Mr. Vizi and Mr. Ballou, as well as the Legion Group’s efforts to impose these two people on your Board and your company.

THE LEGION GROUP ABRUPTLY CUT OFF DISCUSSIONS WITH US

ON AVOIDING A DISRUPTIVE AND COSTLY PROXY CONTEST

In an effort to avoid a disruptive and costly proxy contest, we made numerous attempts to constructively engage with the Legion Group and negotiate a reasonable compromise that would include board representation consistent with its short tenure as a stockholder and in line with the size of its RCM stock holdings (13.3%). We even offered, reluctantly, to appoint Mr. Vizi as lead independent director, notwithstanding our significant concerns that, having never served on a public company’s board of directors, he lacks the experience and qualifications to serve in such capacity. After weeks of discussions and the exchange of draft settlement agreements between us and the Legion Group, the Legion Group refused to continue settlement discussions with us unless we conceded to their unreasonable demands that we (i) delay declassifying your Board until the 2014 Annual Meeting so as to preserve the ability of the Legion Group’s nominees to serve for three-year terms such that they could avoid standing for re-election until the 2016 Annual Meeting; and (ii) reimburse them for up to $250,000 in “expenses” that they claimed they incurred in connection with their activist activities against RCM.  Stockholders should also be aware that the Legion Group has indicated in its proxy statement that it may seek reimbursement of its “expenses” from RCM if it is successful in having any of its nominees elected to your Board.

Having refused to concede to Legion Group’s unreasonable demands, the Legion Group is forcing your Board and management team to devote significant resources — management time and stockholder money — to protect the interests of ALL stockholders, when these resources could better be devoted to driving organic growth, revenue, profitability increasing returns for ALL stockholders.

WE DO NOT BELIEVE THAT THE INTERESTS OF THE LEGION GROUP

ARE ALLIGNED WITH THE INTERESTS OF ALL OUR STOCKHOLDERS

Contrary to the assertions that you will hear from the Legion Group, we do not believe that the interests of the Legion Group are aligned with the interests of ALL stockholders. In deciding whether you share your Board’s view that the Legion Group is pursuing its proxy contest to facilitate an undisclosed, self-interested agenda to have substantial influence over the future direction of RCM that may not be aligned with the interests of all RCM stockholders, consider the following:

•                                          The Legion Group is seeking representation on your Board disproportionate to its investment in RCM. Legion Group’s nominees, if elected would account for one-third of the membership of your Board while they own only 13.3% of RCM’s shares. Very early in our discussions with the Legion Group, we offered to nominate a representative of the Legion Group, as a significant stockholder, for a seat on your Board — but Mr. Vizi insisted that the Legion Group needed at least two seats so it would have a “hammer” to push its agenda in the boardroom.

•                                          Legion Partners has a de minimis direct economic interest in RCM.  Contrary to what you may read in the Legion Group’s public filings and communications, Legion Partners and Mr. Vizi have a de minimis direct economic interest in RCM.  Mr. Vizi personally holds 1,000 shares of RCM stock.  In addition, Legion Partners is a party to an investment advisory agreement with IRS Partners No. 19, L.P., another member of its dissident stockholder group, which prevents Legion Partners as well as Mr. Vizi from purchasing any additional RCM shares.

•                                          Legion Partners is party to an agreement that provides strong incentives for the Legion Group’s nominee, Mr. Vizi, as an employee of Legion Partners, to focus on creating a liquidity event for his client’s RCM shares over the short-term horizon. The bulk of Legion Partners’ compensation under the investment advisory agreement is tied to the occurrence of a liquidity event that allows Legion Partners’ client to realize a gain on their shares. As such, the agreement provides significant economic incentive for Legion Partners, including its principal and the Legion Group’s nominee Mr. Vizi, to seek a sale of RCM, even if such sale would not maximize value for, or otherwise be in the best interests of, all stockholders.

•                                          The Legion Group was initially extremely resistant to any settlement that would include any standstill restrictions. During settlement discussions, the Legion Group initially refused to discuss any settlement that would restrict it from bringing a proxy contest at the 2014 Annual Meeting to elect two more nominees to your Board.

•                                          The Legion Group was very adamant about preserving the ability of its nominees to be elected to three-year terms at the 2013 Annual Meeting notwithstanding that it attempted to portray itself as an advocate of board declassification. The Legion Group refused to continue settlement discussions with us to avoid a proxy contest since we were not willing to delay the declassification of your Board until the 2014 Annual Meeting — a delay the Legion Group selfishly sought so that their nominees could serve for three-year terms and avoid having to stand for re-election until the 2016 Annual Meeting.

•                                          Mr. Vizi, acting on behalf of the Legion Group, insisted in settlement discussions that he be named the presiding or lead independent director despite the fact that he has never served on a public company’s board of directors and, accordingly, lacks the experience to serve in that capacity. If named as the lead independent director, Mr. Vizi would have been able to exert substantial influence and control over the agenda that would be presented to and considered by your Board.

•                                          Contrary to what you would expect of an investor focused on long-term value creation,

the Legion Group has never provided RCM with any detailed plans or proposals to enhance stockholder value. Despite our numerous interactions with representatives of the Legion Group, whether in-person, by telephone or by e-mail, to our surprise, the Legion Group has never identified to us its “vision” for the future of RCM or any specific inputs relating to any operational improvements or strategic initiatives to enhance value for all RCM stockholders.

•                                          Mr. Vizi, on behalf of the Legion Group, solicited our interest in discussing the sale of RCM to one or more members of the Legion Group and then shortly thereafter disavowed such interest. Earlier this year, Mr. Vizi indicated to RCM’s CEO, Leon Kopyt, that the Legion Group may potentially be interested in exploring a transaction with RCM but shortly thereafter sought to disavow his comments and now falsely claims that such conversation never took place.

WE BELIEVE THAT YOUR BOARD NOMINEES ARE BETTER POSITIONED TO PROTECT YOUR INTERESTS THAN THE LEGION GROUP’S HAND-PICKED NOMINEES

Your Board’s nominees have no undisclosed self-interested agenda.  Your Board’s nominees have only one agenda — to act in the best interests of all stockholders. Unlike Mr. Vizi, who will have his compensation as an employee of Legion Partners influenced by his actions as a member of your Board, none of your Board’s nominees are parties to any such compensation arrangement with third parties, whether they be employment, consulting or  investment advisory agreements, that have the possibility of creating inappropriate incentives to take a short-term view of RCM’s prospects and potential or which could cause them to act in a way that would not be in the best interests of all stockholders. Accordingly, we believe that your Board’s nominees are better positioned to protect your interests than the Legion Group’s hand-picked nominees. Your Board’s nominees are resolute in their commitment to act in the best the interests of ALL stockholders.

YOUR VOTE IS IMPORTANT!

SUPPORT A BOARD THAT HAS A DEMONSTRATED RECORD OF

CREATING AND RETURNING VALUE TO STOCKHOLDERS BY ELECTING

YOUR BOARD’S HIGHLY QUALIFIED AND EXPERIENCED NOMINEES

PROTECT THE VALUE OF YOUR INVESTMENT BY SIGNING, DATING

AND RETURNING THE WHITE PROXY CARD TODAY

To vote your shares, please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. You may also vote by phone or Internet by following the instructions on the enclosed proxy card. If you have any questions or need assistance in voting your WHITE proxy card, we encourage you to call our proxy solicitor, Mackenzie Partners, Inc., at (800) 322-2885 (Toll Free) or at (212) 929-5500.

We appreciate your continued support as we work to protect your investment and continue creating value for all RCM stockholders. We look forward to communicating further with you in the coming weeks.

Sincerely,

/S/ LEON KOPYT
Leon Kopyt
Chairman of the Board of Directors and
Chief Executive Officer

RCM is being advised in connection with the proxy contest by Morgan, Lewis & Bockius LLP and Alston & Bird LLP.  MacKenzie Partners, Inc. is serving as RCM’s proxy solicitor.

About RCM

RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors. RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

Forward-Looking Statements

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions. In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company’s ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Additional Information and Where to Find It

RCM, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from RCM’s stockholders in connection with the 2013 Annual Meeting. RCM filed a definitive proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting on October 30, 2013 (the “2013 Proxy Statement”).

STOCKHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. Such information can also be found in RCM’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, filed with the SEC on February 21, 2013, RCM’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2013, filed with the SEC on May 10, 2013, and RCM’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2013, filed with the SEC on August 8, 2013. To the extent holdings of RCM’s securities have changed since the amounts shown in the 2013 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents filed by RCM with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at RCM’s website (www.rcmt.com) or by writing to Mr. Kevin D. Miller, Chief Financial Officer, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ  08109. In addition, copies of the proxy materials, when available, may be requested from RCM’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.